Exhibit 8

September 11, 2003

John Deere Capital Corporation
1 East First Street
Suite 600
Reno, Nevada 89501

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed by John Deere Capital Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of various securities, including the Company's issuance of its Medium-Term Notes, Series D, Due from 9 Months to 30 Years from Date of Issue (the "Notes"), as set forth in the prospectus supplement contained in the Registration Statement (the "Prospectus Supplement"), with an aggregate principal amount up to the amount set forth in the Registration Statement.

        We have acted as special United States federal income tax counsel for the Company in connection with the preparation and filing of the Registration Statement and the Prospectus Supplement. In this capacity, we have examined and relied upon the information set forth in the Prospectus Supplement and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        The discussion under the heading "United States Federal Income Taxation" in the Prospectus Supplement represents our opinion as to United States federal income tax matters relating to the Notes and, subject to the limitations stated therein, accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading "United States Federal Income Taxation" in the Prospectus Supplement.

                          Very truly yours,

                          /s/ Shearman & Sterling LLP